UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):      December 29, 2004

SONOCO PRODUCTS COMPANY

Commission File No. 0-516

Incorporated under the laws	I.R.S. Employer Identification
of South Carolina	No. 57-0248420

One North Second Street
Post Office Box 160
Hartsville, South Carolina 29551-0160
Telephone: 843-383-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On December 27, 2004, the Registrant entered into an Executive Bonus Life Supplemental Agreement (the “Supplemental Agreement”) with Charles L. Sullivan, Jr., a Senior Vice President of the Registrant. The agreement supplements the Executive Bonus Life Agreement (the “Bonus Life Agreement”) entered into between the Registrant and Mr. Sullivan on August 11, 2004, which was entered into for the purpose of replacing a previously existing split dollar life insurance arrangement between the Registrant and Mr. Sullivan. The Registrant had a prior commitment to provide life insurance to certain of its executive officers, including Mr. Sullivan, but deemed replacement of the split dollar life insurance arrangements with alternative insurance arrangements prudent in light of changes in the law.

Under the split dollar life insurance arrangement, Mr. Sullivan is the owner of a life insurance policy insuring his life, which policy is subject to a collateral assignment in favor of the Registrant to recover premiums paid by the Registrant. Under the Bonus Life Agreement, Mr. Sullivan had the option to either (a) transfer his ownership interest in the policy to the Registrant or (b) pay the Registrant the greater of the amount of the premiums paid by it or the cash surrender value of the policy in return for receiving the insurance plan provided by the Bonus Life Agreement. Mr. Sullivan chose to transfer his ownership interest in the policy to the Registrant. However, the Registrant determined that the existing policy could be used to provide a portion of the benefits that are required to be provided to Mr. Sullivan pursuant to the Bonus Life Agreement at less cost to the Registrant than using a new policy. Accordingly, the Registrant decided to transfer the policy back to Mr. Sullivan. To avoid the delay of transferring ownership of the policy to the Registrant on the books of the insurer and then transferring the ownership of the policy back to Mr. Sullivan, the Supplemental Agreement provides for Mr. Sullivan and the Registrant to request that the insurer make a policy loan in an amount sufficient to cause the net cash surrender value of the policy after making the loan to equal the annual premium that would have been payable for the replacement policy approved by the Compensation Committee of the Sonoco Board of Directors at its meeting on April 20, 2004, and pay the proceeds of such loan to the Registrant. Upon receipt of such loan proceeds, the Registrant has agreed to release and fully discharge the collateral assignment of the policy.

The Supplemental Agreement further provides that the release of the collateral assignment will discharge the Registrant’s obligation under the Bonus Life Agreement to furnish an executive life insurance policy to the extent of the value of the death benefit of the policy at the time of such release. In the event that the value of the death benefit under the policy is less than the value of the death benefit provided by the Bonus Life Agreement, the Registrant has agreed to provide Mr. Sullivan with an additional policy of insurance with a death benefit sufficient to make up the difference. Premium payments due on the policy on May 1, 2005 and thereafter will be paid by the Registrant in accordance with and subject to the limitations of the terms of the Bonus Life Agreement.

The Supplemental Agreement is not material in dollar amount to the Registrant. This Form 8-K is being filed pursuant to Instruction 1 of Item 1.01 solely because Mr. Sullivan is a named executive officer of the Registrant within the meaning of Regulation S-K, Item 402(a)(3).

2

     SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONOCO PRODUCTS COMPANY

Date: December 29, 2004	By:	/s/ C.J. Hupfer

C.J. Hupfer
Vice President and Chief Financial Officer

3